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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                 PROXICOM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   744282 10 4
        -----------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
        -----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)
        [ ] Rule 13d-1(c)
        [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G


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  CUSIP No.           744282 10 4                                           Page      2   of   4    Pages
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---------------------------------------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Raul J. Fernandez
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 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a) [ ]
                                                                                                      (b) [ ]

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 3      SEC USE ONLY

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 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Mr. Fernandez is a citizen of the United States of America.
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                         5    SOLE VOTING POWER

      NUMBER OF               12,953,828 shares
        SHARES          ---------------------------------------------------------------------------------------
     BENEFICIALLY        6    SHARED VOTING POWER
       OWNED BY
         EACH                 9,530 shares
      REPORTING         ---------------------------------------------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH
                              12,953,828 shares
                        ---------------------------------------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              9,530 shares
---------------------------------------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        12,963,358 shares
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10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                             [ ]

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11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        22.8%
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12      TYPE OF REPORTING PERSON*

        IN
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
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                  SCHEDULE 13G


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ITEM 1(a).     NAME OF ISSUER:

               Proxicom, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               11600 Sunrise Valley Drive
               Reston, Virginia 20191

ITEM 2(a).     NAME OF PERSON FILING:

               Raul J. Fernandez

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               11600 Sunrise Valley Drive
               Reston, Virginia 20191

ITEM 2(c).     CITIZENSHIP:

               Mr. Fernandez is a citizen of the United States of America.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $.01 par value per share

ITEM 2(e).     CUSIP NUMBER:

               744282 10 4

ITEM 3.        NOT APPLICABLE.

ITEM 4.        OWNERSHIP:

               (a)    Amount beneficially owned: 12,963,358 shares

               (b)    Percent of Class: 22.8%

               (c)    Number of shares as to which such person has:

                      (i)    Sole power to vote or to direct the vote:
                             12,953,828 shares
                      (ii) Shared power to vote or to direct the vote: 9,530 shares
                      (iii) Sole power to dispose or to direct the disposition of: 12,953,828 shares
                      (iv) Shared power to dispose or to direct the disposition of: 9,530 shares


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                                  SCHEDULE 13G


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ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

ITEM 10.       CERTIFICATION.

               Not Applicable.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                      Date:         February 14, 2001


                      Signature:    /s/ Raul J. Fernandez
                                    ---------------------
                      Name:         Raul J. Fernandez